EXHIBIT 99.1

TOR Minerals Announces Resignation of Chief Financial Officer

Corpus, Christi, Texas, August 17, 2006 – TOR Minerals International (NASDAQ: TORM), producer of natural titanium dioxide pigments and specialty aluminas, today announced that Chief Financial Officer Lawrence “Woody” Haas has resigned, effective August 28, to pursue other career interests.

“We thank Woody for his contributions to the company and wish him well in his new endeavor,” said Dr. Olaf Karasch, Chief Executive Officer of TOR Minerals.

The company said that Barbara Russell, Controller, will serve as acting Chief Financial Officer, until a permanent replacement is named.

Mr. Haas commented, "I appreciate the opportunity to have worked at TOR Minerals and wish the company great success under the leadership of Dr. Karasch."

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact:
Dave Mossberg
Beacon Street Group
817-310-0051